Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS THIRD QUARTER NET INCOME OF $593 MILLION OR $1.20 PER DILUTED SHARE

Riverwoods, IL, October 21, 2013 - Discover Financial Services (NYSE: DFS) today reported net income of $593 million or $1.20 per diluted share for the third quarter of 2013, as compared to $637 million or $1.24 per diluted share for the third quarter of 2012. The third quarter of 2013 included a $42 million reserve build while the third quarter of 2012 included a $167 million reserve release. The company's return on equity for the third quarter of 2013 was 23%.

Third Quarter Highlights

•	Total loans grew $3.1 billion, or 5%, from the prior year to $62.7 billion.

•	Credit card loans grew $1.9 billion, or 4%, to $50.4 billion and Discover card sales volume increased 3% from the prior year.

•	Credit card net charge-offs reached historic lows with a net charge-off rate of 2.05%. Credit card loan delinquencies over 30 days past due increased 9 basis points from the prior quarter to 1.67%.

•	Payment Services pretax income was down $20 million from the prior year to $28 million.

"Discover's card loan growth continues to exceed industry growth while charge-offs achieved new record lows," said David Nelms, chairman and CEO of Discover. "During the quarter we launched Discover Home Equity Loans as we continue to expand our direct banking product suite to more broadly serve consumer needs."

Segment Results:

Direct Banking

Direct Banking pretax income of $918 million in the quarter was down $62 million, or 6%, from the prior year.

Discover card sales volume grew 3% from the prior year to $28.0 billion. Credit card loans ended the quarter at $50.4 billion, up 4% from the prior year.

Total loans ended the quarter at $62.7 billion, up 5% compared to the prior year. Private student loans increased $387 million, or 5%, from the prior year and personal loans increased $830 million, or 26%, from the prior year.

Revenue net of interest expense increased $67 million, up 3% from the prior year due to loan growth and lower funding costs.

Net interest margin was 9.65%, up 26 basis points from the prior year. The increase in net interest margin from the prior year reflects decreased funding costs partially offset by lower loan yield. Credit card yield was 12.00%, a decrease of 14 basis points from the prior year. The decline in credit card yield from the prior year reflects an increase in promotional rate balances and a decline in higher rate balances, partially offset by lower interest charge-offs. Interest expense as a percent of total loans decreased 39 basis points from the prior year as the company continued to take advantage of available low rate funding.

Net interest income increased $122 million, or 9%, from the prior year, benefiting from loan growth and lower interest expense, which was partially offset by a decline in loan yield.

Other income decreased $55 million, or 10%, from the prior year due to lower direct mortgage related income and the inclusion of a $26 million gain on sale of a minority investment in the prior year.

The delinquency rate for credit card loans over 30 days past due was 1.67%, an improvement of 16 basis points from the prior year, and an increase of 9 basis points from the prior quarter. Credit card net charge-off rate for the third quarter was 2.05%, down 29 basis points from the prior year and prior quarter. The student loan net charge-off rate excluding PCI loans was 1.33%, up 59 basis points from the prior year due to a larger portion of the portfolio entering repayment and down 25 basis points from the prior quarter due to seasonality. Strong growth in personal loans resulted in the net charge-off rate decreasing by 8 basis points from the prior year and 23 basis points from the prior quarter to 2.01%.

Provision for loan losses of $333 million increased $197 million from the prior year, driven by an increase in loan loss reserves and to a small extent offset by a decline in charge-offs. The reserve build for the third quarter of 2013 was $42 million due to lower expected recoveries on aged charge-offs and loan growth. The third quarter of 2012 included a reserve release of $167 million.

Expenses were down $68 million, or 8%, from the prior year primarily due to the third quarter of 2012 including a $96 million addition to legal reserves in other expenses. The decrease in expenses was partially offset by higher compensation, due primarily to increased headcount, and higher information processing expenses.

Payment Services

Payment Services pretax income was $28 million in the quarter, down $20 million from the prior year. Revenue decreased $10 million from the prior year primarily due to lower transaction processing revenue for PULSE. Expenses were up $10 million from the prior year mainly due to increased operating costs associated with Diners Club.

Payment Services dollar volume was $48.5 billion for the third quarter of 2013, down 2% from the prior year. PULSE transaction dollar volume declined by 2% year-over-year.

Share Repurchases

During the third quarter of 2013, the company repurchased approximately 7 million shares of common stock for $350 million. Shares of common stock outstanding declined by 1% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its third quarter results on Monday, October 21, 2013, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at
http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers home loans, private student loans, personal loans, home equity loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com.

Contacts:

Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its private student loan portfolio and mortgage loan products; losses as a result of mortgage loan repurchase and indemnification obligations to secondary market purchasers; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2012 and under “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).